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              EXHIBIT 11.1-COMPUTATION OF EARNINGS (LOSS) PER SHARE
                      (in thousands, except per share data)
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

                                                                                     THREE MONTHS ENDED MARCH 31,
                                                                                       2000                 1999
                                                                                -------------------      -----------

Income applicable to common shares:

Net Income (Loss)                                                                     $ (775)                $456

Income (Loss) applicable to common shares                                             $ (775)                $456
                                                                                       ======                ====

Weighted average number of common shares outstanding                                    7,398               7,338

Weighted average common shares                                                          7,398               7,338
                                                                                        =====               =====

Income (Loss) per common share                                                        $(0.10)               $0.06
                                                                                      =======               =====